Exhibit 10.1

EMPLOYMENT AGREEMENT OF JAMES MILLER

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of July 1, 2012 between ELCO LANDMARK RESIDENTIAL HOLDINGS LLC, a Delaware limited liability company, and JAMES MILLER, an individual residing at the address set forth below the individual’s name on the signature page hereof (the “Executive”).

The Company and the Executive enter this Agreement on the basis of the following facts, understandings and intentions:

A The Executive is currently employed by the Company as its Chief Financial Officer; and

B. The Company and the Executive desire to provide for the terms and conditions of the Executive’s employment by the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

1. Employment. The Company hereby agrees to employee the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein, commencing as of the date first written above (the “Effective Date”).

2. Term.

(a) The employment of the Executive by the Company as provided in Section 1 above shall commence on the Effective Date, and shall terminate on the third (3rd) anniversary of the Effective Date (such term being the “Original Term”), unless earlier terminated pursuant to the provisions of Section 5 of this Agreement.

(b) On the final day of the Original Term and on each anniversary thereafter (each an “Extension Date”), the term of this Agreement shall be extended automatically one year, such extension to commence on the Extension Date and terminate one year after the Extension Date (each such period being a “Renewal Term”), unless written notice that the term of this Agreement shall not be so extended is given by either party to the other at least ninety (90) days prior to the Extension Date. The employment of the Executive by the Company shall terminate upon the ex-piration of the last Renewal Term, unless earlier terminated pursuant to the provisions of Section 5 of this Agreement.

(c) The Original Term and any Renewal Terms, in their full duration, are herein referred to as “Employment Terms,” and the period of the Executive’s employment under this Agreement consisting of the Original Term and all Renewal Terms, except as may be terminated early pursuant to Section 5, is herein referred to as the “Employment Period.”

3. Position.

(a) Title and Position. During the Employment Period, the Executive shall be employed as an executive officer of the Company with the title of Chief Financial Officer or in such other executive position as the Board of Managers of the Company (the “Board”) may from time to time determine with the consent of the Executive. In the performance of the Executive’s duties as an executive officer, the Executive shall be subject to the direction of the Board and the Chief Executive Officer of the Company and shall not be required to take direction from or report to any other person unless otherwise directed by the Board or the Chief Executive Officer of the Company. The Executive’s duties and authority shall be commensurate with the Executive’s title and position with the Company.

(b) Place of Employment. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s regional office in Tampa, Florida; provided, however, that the Company may require the Executive to travel to other locations on the Company’s business.

(c) Duties; Authority. The Executive shall devote commercially reasonable efforts and substantially full working time and attention to the promotion and advancement of the Company and its welfare. The Executive shall serve the Company faithfully and with professionalism, and shall perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to the Executive from time to time by the Board or under, and in accordance with, the authority and direction of the Board. The Company shall retain the right to direct and control the means and methods by which the Executive performs the above services.

(d) Other Activities. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), the Executive, during the Employment Period, shall not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place the Executive in a competing position to, that of the Company or any of its affiliates. Notwithstanding the foregoing, the Company agrees that the Executive (or affiliates of the Executive) shall be permitted to make any other passive personal investment that is not in a business activity competitive with the Company, and engage in or serve such business, civic, charitable, educational, religious and similar type activities and organizations as the Executive may select provided that such service does not materially interfere or conflict with the performance of the Executive’s duties under this Agreement.

4. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company shall pay the Executive a base salary at an annual rate of Three Hundred Thousand Dollars ($300,000). Executive’s annual rate of base salary may be increased from time to time during the Employment Period by an amount determined by the Board, or the Compensation Committee of the Board (the “Compensation Committee”). During the Employment Period, the Executive’s annual rate of base salary shall not be decreased without the Executive’s express written consent The Executive’s base salary shall be paid according to the standard payroll practices of the Company, and in accordance with applicable laws (e.g., timing of payments, standard employee deductions, tax withholdings, social security deductions, and etc.) as in effect from time to time.

(b) Business Expenses. During the Employment Period, the Company shall reimburse the Executive for reasonable personal expenditures incurred in connection with the conduct of the Company’s business in accordance with the Company’s business expense reimbursement policies as in effect from time to time.

(c) Benefit Plan Eligibility

(i) During the Employment Period, the Executive shall be entitled to participate in any benefit plans that are made generally available to executive officers of the Company from time to time, including, without limitation, any deferred compensation, health, dental, life insurance, long-term disability insurance, retirement, pension or 401(k) savings plan.

(ii) During the Employment Period, the Company shall pay 100% of the premium cost of the Company’s health, dental, life and long term disability insurance coverage provided to the Executive (and the Executive’s dependents, if applicable) by the Company from time to time.

(iii) Except for the payment of the premium cost as provided in paragraph (ii), nothing in this Section 4(c) is intended or shall be construed to require the Company to institute or to continue any, or any particular, plan or benefit.

(d) Performance Bonus. During the Employment Period, the Executive shall be entitled to participate in the Acquisition and Disposition Bonus Plan or any replacement or successor plan thereto The Board, or the Compensation Committee, shall determine, in its sole and absolute discretion, the terms and conditions of any such bonus plan.

(e) Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits that are made generally available to executive officers of the Company from time to time.

(f) Vacation and Holidays. During the Employment Period, the Executive shall be entitled to four (4) weeks (20 business days) of paid vacation time in each calendar year on a pro-rated basis, and shall be entitled to all paid Company holidays, subject to the Company’s vacation and holiday policies, as in effect from time to time.

(g) Directors and Officers Insurance and Indemnification. The Company shall maintain insurance to insure the Executive against claims arising out of an alleged wrongful act by the Executive while acting as a director or officer of the Company or one of its subsidiaries. The Company shall further indemnify and exculpate the Executive from money damages incurred as a result of claims arising out of an alleged wrongful act by the Executive while acting as an officer, director or employee of the Company, or one of its subsidiaries, to the fullest extent permitted under applicable law.

(h) Performance Reviews. At the end of each fiscal year of the Company, the Board, or the Compensation Committee, shall review the Executive’s job performance and shall provide the Executive a written review of the Executive’s job performance during such fiscal year.

5. Termination. The Executive’s employment hereunder shall be, or may be, as the case may be, terminated under the following circumstances:

(a) Death. The Executive’s employment under this Agreement shall terminate upon the Executive’s death.

(b) Disability. The Executive’s employment under this Agreement shall terminate upon the Executive’s physical or mental disability which, in the opinion of a competent physician selected by the Board, renders the Executive unable to perform the Executive’s duties under this Agreement for more than one hundred and eighty (180) days during any three hundred and sixty-five (365) day period. Notwithstanding anything expressed or implied above to the contrary, the Company agrees to fully comply with its obligations under the Americans with Disabilities Act as well as any other applicable federal, state, or local law, regulation, or ordinance governing the protection of individuals with such disabilities, including the Company’s obligation to provide reasonable accommodation thereunder.

(c) Employment-At-Will; Discharge by the Company. The Executive’s employment hereunder is “at will” and may be terminated by the Company at any time with or without Cause (as defined in Section 7(d)(iii) below), by the Board upon written Notice of Termination (as defined below) to the Executive.

(d) Voluntary Resignation by the Executive. The Executive may voluntarily resign the Executive’s position and terminate the Executive’s employment with the Company at any time, with or without Good Reason (as defined in Section 7(e)(iii) below), by delivery of a written notice of resignation to the Company (the “Notice of Resignation”). The Notice of Resignation shall set forth the date such resignation shall become effective (the “Date of Resignation”), which date shall be at least ten (10) days and no more than thirty (30) days after the date the Notice of Resignation is delivered to the Company. The Notice of Resignation shall be sufficient notice under Section 2 above to prevent the automatic extension of this Agreement, if timely given according to the terms of Section 2.

(e) Notice. Any termination of the Executive’s employment by the Company shall be communicated by written Notice of Termination to the Executive. For purposes of this Agreement, a “Notice of Termination” or a “Notice of Resignation” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. The Notice of Termination shall be sufficient notice under Section 2 above to prevent the automatic extension of this Agreement, if timely given according to the terms of Section 2.

(f) Date of Termination. “Date of Termination” shall mean: (i) the expiration of any Employment Term following notice of non-renewal as provided in Section 2(b), (ii) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (iii) if the Executive’s employment is terminated by reason of the Executive’s disability, on the 30th day after receipt of written notice by the Executive, provided that within the 30 days after such receipt the Executive shall not have returned to full-time performance of the Executive’s duties, as set out in Section 5(b), above; (iv) if the Executive’s employment is terminated by the Company for Cause or without Cause by the Company pursuant to Section 5(c) above, the date specified in the Notice of Termination; and (v) if the Executive voluntarily resigns pursuant to Section 5(d) above, the Date of Resignation set forth in the Notice of Resignation.

6. Obligations upon Termination.

(a) Return of Property. The Executive hereby acknowledges and agrees that all personal property (including, without limitation, any documents, files and electronic information) and equipment furnished to or prepared by the Executive in the course of or incident to the Executive’s employment belongs to the Company and shall be promptly returned to the Company on or before the Date of Termination.

(b) Survival of Representations, Warranties, Covenants and Other Provisions. The representations and warranties contained in this Agreement and the parties’ obligations under this Section 6 and Sections 7 through 22, inclusively, shall survive termination of the Employment Period and the expiration of this Agreement, except as otherwise provided therein.

7. Compensation upon Termination. The Executive shall be entitled to the following payments in the event of the termination of the Executive’s employment with the Company:

(a) Expiration of Employment Terms. If the Executive’s employment is terminated upon the expiration of any Employment Term following notice of non-renewal as provided in Section 2(b), this Agreement shall terminate without further obligations to the Executive, other than for payment of obligations previously accrued and owing under this Agreement through the Date of Termination.

(b) Death. If the Executive’s employment is terminated by reason of death pursuant to Section 5(a), this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of obligations previously accrued and owing under this Agreement through the date of the Executive’s death and the timely payment or provision of benefits under such plans, programs, practices and policies in effect at the Company relating to death benefits, if any, as are applicable to the Executive.

(c) Disability. If the Executive’s employment is terminated by reason of disability pursuant to Section 5(b), this Agreement shall terminate without further obligations to the Executive, other than for payment of obligations previously accrued and owing under this Agreement through the Date of Termination and the timely payment or provision of benefits under such plans, programs, practices and policies relating to disability, if any, as are applicable to the Executive.

(d) Termination by the Company.

(i) For Cause. If the Executive’s employment is terminated by the Company pursuant to Section 5(c) for Cause (as defined below), this Agreement shall terminate without further obligations to the Executive, other than for payment of obligations previously accrued and owing under this Agreement through the Date of Termination.

(ii) Without Cause. If the Executive’s employment is terminated by the Company pursuant to Section 5(c) without Cause, Executive shall be entitled to receive: (A) payment of all obligations previously accrued and owing under this Agreement through the Date of Termination, (B) a severance benefit, in a lump sum cash payment, in the amount of: the Executive’s annual rate of base salary (i.e., the amount payable for a twelve-month period), as in effect as of the Date of Termination, and (C) if the Executive timely elects under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue participation for the Executive and/or the Executive’s eligible dependents in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or the Executive’s eligible dependents, as applicable, would be entitled under COBRA, then, during the 12-month period immediately following the Date of Termination (the “Welfare Benefits Continuation Period”), payment of the excess of (x) the COBRA cost of such coverage over (y) the amount that the Executive would have had to pay for such coverage if he had remained employed during the Welfare Benefits Continuation Period and paid the active employee rate for such coverage. The severance benefit under subparagraph (B) shall be paid not later than sixty (60) days after the Date of Termination (subject to Section 9), provided that the Executive executes and delivers to the Company, and any applicable revocation period required by law has lapsed and the Executive has not revoked, a general release of claims in a form mutually acceptable to the Company and the Executive, and the Executive is not in material breach of any of the provisions of this Agreement. The Company shall provide Executive with a general release of claims in a form mutually acceptable to the Company and the Executive not later than one week following the Date of Termination.

(iii) “Cause” means: (A) Executive’s conviction of, pleading guilty to, or confession to a felony or any crime involving any act of dishonesty, fraud, misappropriation or embezzlement; (B) a finding by the Board that the Executive materially breached any of the material terms of this Agreement or any confidentiality or proprietary information and inventions agreement with the Company; (C) a finding by the Board that the Executive has substantially failed to perform his or her duties hereunder (other than any such failure resulting from Executive’s Disability), (D) a finding by the Board that the Executive acted with negligence, misconduct or fraudulently in the performance of the Executive’s material duties hereunder. In the case of an event described in clause (B) or (C), such event shall not constitute “Cause” if such event is substantially corrected within thirty (30) days following written notification by the Company to the Executive that the Company intends to terminate the Executive’s employment under this Agreement because of such event.

(e) Voluntary Resignation.

(i) For Good Reason. If the Executive terminates the Executive’s employment with the Company pursuant to Section 5(d) for Good Reason (as defined below), Executive shall be entitled to receive: (A) payment of obligations previously accrued and owing under this Agreement through the Date of Termination, (B) a severance benefit, in a lump sum cash payment, in the amount of: the Executive’s annual rate of base salary (i.e., the amount payable for a twelve-month period), as in effect as of the Date of Termination, and (C) if the Executive timely elects under COBRA to continue participation for the Executive and/or the Executive’s eligible dependents in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or the Executive’s eligible dependents, as applicable, would be entitled under COBRA, then, during the Welfare Benefits Continuation Period, payment of the excess of (x) the COBRA cost of such coverage over (y) the amount that the Executive would have had to pay for such coverage if he had remained employed during the Welfare Benefits Continuation Period and paid the active employee rate for such coverage. The severance benefit under subparagraph (B) shall be paid not later than sixty (60) days after the Date of Termination (subject to Section 9), provided that the Executive executes and delivers to the Company, and any applicable revocation period required by law has lapsed and the Executive has not revoked, a general release of claims in a form mutually acceptable to the Company and the Executive, and the Executive is not in material breach of any of the provisions of this Agreement. The Company shall provide Executive with a general release of claims in a form mutually acceptable to the Company and the Executive not later than one week following the Date of Termination.

(ii) Without Good Reason. If the Executive terminates the Executive’s employment with the Company pursuant to Section 5(d) without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of obligations previously accrued and owing under this Agreement through the Date of Termination.

(iii) “Good Reason” means the occurrence, without the express \Written consent of the Executive, of any of the following events, unless such event is substantially corrected within thirty (30) days following written notification by the Executive to the Company that the Executive intends to terminate the Executive’s employment under this Agreement because of such event (which notice must be given no later than fifteen (15) days after the initial occurrence of such event):

(A) any material reduction or diminution in the Executive’s Base Salary;

(B) any material breach by the Company of this Agreement;

(C) any material diminution in the Executive’s authority, duties or responsibilities for the Company; or

(D) a material change in the geographic location at which the Executive must perform services, provided, however, that such change in geographic location shall not constitute Good Reason if the Company provides to Executive a relocation package covering all reasonable expenses incurred as a result of the change in geographic location.

The Executive’s employment may be terminated by the Executive for Good Reason within a period of forty-five (45) days after the occurrence of an event of Good Reason. The parties intend, believe and take the position that a resignation by the Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Treas. Reg. § 1.409A-1(n)(2).

(f) Compliance with Obligations. The continuing obligation of the Company to make any severance payment under Section 7(d)(ii)(B) or 7(e)(i)(B), to the Executive is expressly conditioned upon the Executive complying and continuing to comply with the Executive’s obligations and covenants under Sections 3(d), 6, 10 and 11 of this Agreement following the termination of the Executive’s employment with the Company.

8. Mandatory Reduction of Payments in Certain Events.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to the Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 8(b) below). For purposes of this Section 8, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 8, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b) The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 8(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 8(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c) In the event that the provisions of Code Section 2800 and 4999 or any successor provisions are repealed without succession, this Section 8 shall be of no further force or effect.

9. Compliance with Section 409A of the Internal Revenue Code.

(a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of the Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service”, or such later date as may be required by subsection (c) below.

(c) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A- 3G)(4)(ii) (domestic relations order), G)(4)(iii) (conflicts of interest), or G)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if Executive dies during such period, within 30 days after the Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(d) Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e) Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

(f) If the Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including, without limitation, Section 4(b), (c) or (e), and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Executive to reimbursement of expenses under this Agreement, including, without limitation, Section 4(b), (c) or (e), shall be subject to liquidation or exchange for another benefit.

(g) The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3G)(4) to the Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

10. Covenant of Confidentiality, Non-Disparagement.

(a) In addition to the agreements set forth in Sections 3(d), 6 and 11, the Executive hereby agrees that the Executive will not, during the Employment Period or for three (3) years thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information. As used in this Agreement, “Confidential Information” means: non-public information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, about the Company’s subsidiaries, affiliates and partners thereof, owners, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to properties that the Company or any of its affiliates, subsidiaries or partners thereof owns or may be considering acquiring an interest in; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of, any Confidential

Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) the Executive is required by law to disclose to a third party.

(b) The Executive agrees to not disparage the Company, any of its subsidiaries, any of its practices, or any of its directors, officers, agents, representatives, or employees, either orally or in writing, at any time. The Company (including without limitation its directors) agrees to not disparage the Executive, either orally or in writing, at any time. Notwithstanding the foregoing, nothing in this Section 1O(b) shall limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.

11. Covenant Not to Compete.

(a) The Executive agrees that during the Employment Period the Executive will devote substantially the Executive’s full working time to the business of the Company and will not engage in any competitive business. Without limiting the (foregoing, the Executive specifically covenants that during the Employment Period and for one (1) year thereafter, the Executive shall not:

(i) compete directly or indirectly with the Company, its subsidiaries and/or partners thereof with respect to any acquisition or development of any real estate project undertaken or being considered by the Company, its subsidiaries and/or partners thereof at the end of Executive’s Employment Period;

(ii) solicit for employment, or encourage to resign from employment, any employee of the Company or any of its subsidiaries, or intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company, its subsidiaries and/or partners thereof, and any lessee, tenant, supplier, contractor, lender, employee, business partner, investor, private banking relationship, or governmental agency or authority.

12. Injunctive Relief and Enforcement. In the event of a breach or threatened breach by the Executive or dispute or potential dispute regarding the terms of Section 3(d), 6, 10 or 11, either party shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement, to enjoin the Executive from any further violation of Section 3(d), 6, 10 or 1 I, or to obtain other appropriate temporary and permanent injunctive or other equitable relief and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement The Executive acknowledges, however, that the remedies at law for any breach by the Executive of the provisions of Section 3(d), 6, 10 or 11 may be inadequate. In addition, in the event the agreements set forth in Section 3(d), 6, 10 or 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when transmitted by tele copy with receipt confirmed, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

If to the Executive:	The address set forth below under the

Executive’s signature

If to the Company:	Michael Salkind ELCO

LANDMARK RESIDENTIAL

HOLDINGS LLC

21 Shaul Ha’melech Blvd

Tel Aviv, Israel 64367

or to such other address as any such party may furnish to the others from time to time in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; provided, however, that if any one or more of the terms contained in Section 3(d), 6, 10 or 11 hereto shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and constructed in a manner to enable it to be enforced to the extent compatible with applicable law.

15. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company without the consent of the Executive to any subsidiary or affiliate of the Company or any successors in interest, including but not limited to any entity or REIT substantially controlled by the Company or its principles, and will inure to the benefit and be binding upon any such successors or assigns.

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18. Choice of Law. This Agreement shall be construed interpreted and the rights of the parties determined in accordance with the laws of the State of Florida (without reference to the choice of law provisions of the State of Florida), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

19. Arbitration Agreement.

(a) Claims Subject to Arbitration. Subject to the provisions of Section 12, any controversy, dispute or claim between the Executive and the Company, or its parents, subsidiaries, affiliates and any of their officers, directors, agents or other employees, may be resolved by binding arbitration, at the request of either party. The arbitrability of any controversy, dispute or claim under this Agreement shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections I and 2) and by application of the procedural provisions of Florida law, except as provided herein. Arbitration shall not be the exclusive method for resolving any disputes hereunder. The claims which may be arbitrated include, but are not limited to any claim arising out of or relating to this Agreement or the employment relationship between the Executive and the Company, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits. This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.

(b) Selection of Arbitrator. The Executive and the Company will select a single neutral arbitrator by mutual agreement. If the Executive and the Company are unable to agree on a neutral arbitrator within thirty days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service (“JAMS”), and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains. The party initiating the arbitration shall be the first to strike a name.

(c) Demand for Arbitration. The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable State and/or Federal law for the particular claim(s). Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.

(d) Location of Arbitration. Arbitration proceedings will be held in Florida.

(e) Choice of Law. The arbitrator shall apply applicable State and/or Federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the Federal Rules of Evidence to the proceeding.

(f) Discovery. The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator shall hear motions for summary judgment/adjudication as provided in the Federal Rules of Civil Procedure.

(g) Written Opinion and Award. Within thirty (30) days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted. The opinion and award shall include factual findings and the reasons upon which the decision is based. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

(h) Costs of Arbitration. The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Company. The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided, however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party to the extent permitted under applicable federal or state law, as a part of any remedy that may be ordered.

(i) Waiver of Right to Jury. Both the Company and the Executive understands that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 19.

20. LIMITATION ON LIABILITIES. IF EITHER THE EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OF THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION TO THE EXTENT BASED ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES AND SHALL EXCLUDE (I) PUNITIVE DAMAGES, AND (II) CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES (E.G., LOST PROFITS AND OTHER INDIRECT OR SPECULATIVE DAMAGES). THE MAXIMUM AMOUNT OF DAMAGES THAT THE EXECUTIVE MAY RECOVER FOR ANY REASON SHALL BE THE AMOUNT EQUAL TO ALL AMOUNTS OWED (BUT NOT YET PAID) TO THE EXECUTIVE PURSUANT TO THIS AGREEMENT THROUGH ITS NATURAL TERM OR THROUGH ANY SEVERANCE PERIOD, PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE.

21. WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

22. Withholding. The Company shall withhold from the compensation and benefits payable under this Agreement any amounts required to be withheld under applicable law.

23. Entire Agreement: Waiver of Breach.

(a) This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the employment of the Executive by the Company as contemplated hereby and no representations, promises, agreements, or understandings, written or oral, not herein contained shall be of any force or effect.

(b) Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof.

(c) This Agreement shall not be changed unless in writing and signed by both the Executive and the Board.

(d) A waiver by either party of any breach of the provisions of this Agreement by the other party, or, in any particular instance or series of instances, of any term or condition of this Agreement, shall not constitute or be deemed a waiver of such breach or of any such term or condition in any other instance, nor shall any waiver constitute a continuing waiver hereunder. No waiver shall be binding unless executed in writing by the party making the waiver.

24. Executive’s Acknowledgement. The Executive acknowledges (a) that the Executive has had the opportunity to consult with independent counsel of the Executive’s own choice concerning this Agreement, and (b) that the Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first written above.

“COMPANY”

ELCO LANDMARK RESIDENTIAL HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Joseph G. Lubeck
Name:	Joseph G. Lubeck
Title:	CEO

“Executive”

/s/ Jim Miller
Jim Miller

Tampa, FL 33606